Exhibit 10.1
AMENDMENT NO. 2
to the
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
          AMENDMENT (“Amendment No. 2”) dated the 5th day of September 2007, by and between Polo Ralph Lauren Corporation, a Delaware corporation (the “Corporation”), and Roger N. Farah (the “Executive”).
          WHEREAS, the Executive currently serves as President and Chief Operating Officer of the Corporation pursuant to an Amended and Restated Employment Agreement by and between the Corporation and the Executive dated July 23, 2002, as amended by Amendment No. 1, dated July 1, 2004 (the “Employment Agreement”); and
          WHEREAS, the Corporation and the Executive wish to amend the Employment Agreement in certain respects;
          NOW, THEREFORE, intending to be bound, the parties hereby agree as follows.
          1. The Employment Agreement is amended to add a new Section 4(h), to read as follows:
     (h) Air Travel. For security purposes, to the extent practicable, the Executive and his family members, to and only to the extent such family members are traveling with the Executive, shall use the Corporation’s private aircraft or other private aircraft for any travel. For any expense (whether or not a business expense) incurred as a result of the Executive’s use of private or commercial aircraft, the Executive shall be reimbursed by the Corporation (with no tax gross up). For any such expense, the Executive shall be entitled to reimbursement at the lesser of market rates or Executive’s out-of-pocket cost.
          IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 2 to be duly executed and the Executive has hereunto set his hand, effective as of the date hereof.

POLO RALPH LAUREN CORPORATION
By:	/s/ Joel L. Fleishman

EXECUTIVE
/s/ Roger N. Farah
Roger N. Farah